Exhibit 10.7

EXECUTED VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH “[***]” TO INDICATED WHERE OMISSIONS HAVE BEEN MADE.
NINTH AMENDMENT OF LEASE
THIS NINTH AMENDMENT OF LEASE (this “Amendment”) is dated as of the 3rd day of May, 2024, by and between 731 OFFICE ONE LLC (“Landlord”), a Delaware limited liability company, having an office c/o Alexander's Inc., 888 Seventh Avenue, New York, New York 10019, and BLOOMBERG L.P. (“Tenant”), a Delaware limited partnership, having an office at 731 Lexington Avenue, New York, New York 10022.
W I T N E S S E T H :
WHEREAS, pursuant to an Agreement of Lease, dated as of April 30, 2001, between Seven Thirty One Limited Partnership, as landlord, and Tenant, as tenant (the “Original Lease”), as amended by (i) a letter agreement, dated December 20, 2001, between Seven Thirty One Limited Partnership and Tenant, (ii) a letter agreement, dated January 30, 2002, between Seven Thirty One Limited Partnership and Tenant, (iii) a First Amendment of Lease, dated April 19, 2002, between Seven Thirty One Limited Partnership and Tenant (the “First Amendment”), (iv) a letter agreement, dated July 3, 2002, between Seven Thirty One Limited Partnership and Tenant, (v) a letter agreement, dated September 30, 2002, between 731 Commercial LLC (successor-in-interest to Seven Thirty One Limited Partnership) and Tenant, (vi) a letter agreement, dated February 5, 2003, between 731 Commercial LLC and Tenant, (vii) a letter agreement, dated March 14, 2003, between 731 Commercial LLC and Tenant, (viii) a letter agreement, dated April 14, 2003, between 731 Commercial LLC and Tenant, (ix) a letter agreement, dated May 22, 2003, between 731 Commercial LLC and Tenant, (x) a letter agreement, dated November 4, 2003, between 731 Commercial LLC and Tenant, (xi) a letter agreement, dated November 14, 2003, between 731 Commercial LLC and Tenant, (xii) a letter agreement, dated September 29, 2004, between Landlord (successor-in-interest to 731 Commercial LLC) and Tenant, (xiii) two (2) letter agreements, dated February 7, 2005, between Landlord and Tenant, (xiv) a letter agreement, dated March 8, 2005, between Landlord and Tenant, (xv) a letter agreement, dated December 31, 2009, between Landlord and Tenant, (xvi) a Second Amendment of Lease, dated as of January 12, 2016, between Landlord and Tenant (the “Second Amendment”), (xvii) a Third Amendment of Lease, dated as of April 20, 2016, between Landlord and Tenant, (xviii) a letter agreement, dated as of November 21, 2018, between Landlord and Tenant, (xix) a Fourth Amendment of Lease, dated as of June 28, 2019, between Landlord and Tenant (the “Fourth Amendment”), (xx) a Fifth Amendment of Lease, dated as of December 17, 2021, between Landlord and Tenant, (xxi) a Sixth Amendment of Lease, dated as of March 29, 2022, between Landlord and Tenant, (xxii) a Seventh Amendment of Lease, dated as of July 19, 2022, between Landlord and Tenant, and (xxiii) an Eighth Amendment of Lease, dated as of July 21, 2023, between Landlord and Tenant, Landlord did demise and let unto Tenant, and Tenant did hire and take from Landlord, certain space in the building that is known by the street address of 731 Lexington Avenue, New York, New York, on the terms and subject to the conditions set forth therein (the amendments described in the foregoing clauses (i) through (xxiii), being referred to herein as the “Prior Amendments”; the Original Lease, as amended by the Prior Amendments, being referred to herein as the “Existing Lease”; and the Existing Lease, as amended by this Amendment, being referred to herein as the “Amended Lease”); and
WHEREAS, Landlord and Tenant desire to amend the Existing Lease as provided herein.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby agree as follows:
1.Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Existing Lease. Landlord and Tenant hereby acknowledge that the Second Lease is being amended concurrently herewith.
2.Premises; Term; Restoration at End of Term.
(A)Landlord and Tenant hereby acknowledge that the Usable Area of the Premises and the Rentable Area of the Premises, in each case on each floor of the Building on which the Premises is located, are set forth on Exhibit 2(A) attached hereto.
(B)The Fixed Expiration Date is hereby extended to February 8, 2040, on the terms, and subject to the conditions, of the Amended Lease (the period commencing on February 9, 2029, and ending on the Expiration Date, being referred to herein as the “Extended Term”; and February 9, 2029 being referred to herein as the “Extended Term Commencement Date”).
(C)Tenant acknowledges that Tenant is currently in possession of the entire Premises. Tenant shall accept continued possession of the Premises in the condition that exists on the Extended Term Commencement Date, “as is,” and Landlord shall have no obligation to perform any work or make any installations in order to prepare the Building or the Premises for Tenant's continued occupancy thereof, or to provide any work allowance to Tenant therefor (other than as set forth in Section 6 hereof). Except as expressly set forth in the Amended Lease, Landlord has made no representations or promises with respect to the Building, the Real Property or the Premises. Nothing contained in this Section 2(C) shall diminish Landlord’s ongoing maintenance, repair and replacement obligations under the Original Lease (including, without limitation, Article 4 thereof).
(D)Notwithstanding the terms of Section 3.1(C)(2) of the Original Lease, Tenant shall not be obligated to remove from the Building, on or prior to the Expiration Date, any mechanical equipment, chiller equipment or generators, or any installations and/or improvements serving such mechanical equipment, chiller equipment or generators, in each case, that are located in the Building as of the date hereof and that are owned by Tenant which shall include, without limitation, the items set forth on Exhibit 2(D)(i) attached hereto, or in each case any comparable replacements thereof. If Tenant does not remove any of such equipment or generators from the Building as aforesaid, then Tenant shall be deemed to have abandoned such equipment and generators and Landlord shall be free to retain or dispose of such equipment or generators as Landlord chooses without accounting to Tenant therefor. The terms of Section 33.1 of the Original Lease shall apply to any claims made by third parties claiming an interest or right in or to any such equipment and generators or the proceeds thereof (and the terms thereof shall survive the Expiration Date). Notwithstanding anything to the contrary set forth herein or in the Original Lease, Landlord acknowledges and agrees that there are no Specialty Alterations located in the Building on the date hereof that Tenant is required to remove on or prior to the Expiration Date pursuant to the provisions of the Original Lease (including, without limitation, Section 3.1(C)(2) thereof), except for those Specialty Alterations set forth on Exhibit 2(D)(ii) attached hereto (the “Existing Specialty Alterations”), which Existing Specialty Alterations Tenant shall be required to remove on or prior to the Expiration Date subject to and in accordance with Section 3.1(C)(2) of the Original Lease.
(E)If (x) Tenant elects, pursuant to the terms of Section 3.1(C)(3) of the Original Lease, to pay to Landlord the cost to perform removal, repair or restoration work for any particular Specialty Alteration, (y) Tenant makes such payment to Landlord (each such payment, a “Removal Payment”) and (z) Landlord enters into a lease with any Person on or before the first (1st) anniversary of the Expiration Date which requires Landlord to retain all or a portion of such Specialty Alterations (a “Specialty Alteration Lease”), then Landlord, within thirty (30) days after Landlord enters into such Specialty Alteration Lease, shall reimburse to Tenant an amount equal to one hundred percent (100%) of the applicable Removal Payment. Landlord agrees to keep Tenant reasonably apprised from time to time, within ten (10) days after Tenant’s request, as to whether Landlord intends to enter into a Specialty Alteration Lease. For the avoidance of doubt, if (i) Tenant elects, pursuant to the terms of Section 3.1(C)(3) of the Original Lease, to pay to Landlord the cost to perform removal, repair or restoration work for any particular Specialty Alteration, (ii) Tenant has not yet made a Removal Payment with respect to such Specialty Alteration, and (iii) Landlord enters into a Specialty Alteration Lease in accordance with this Section 2(E) with respect to such Specialty Alteration, then Landlord shall promptly deliver notice to Tenant informing Tenant of the same and, thereafter, Tenant shall have no further obligation or liability under the Amended Lease with respect to such Specialty Alteration. The terms of this Section 2(E) shall survive the Expiration Date.
(F)Section 3.5 of the Original Lease is hereby deleted in its entirety and is of no further force or effect.
1.Extended Term Fixed Rent.
(A)As used herein, the term "Extended Term Rent Commencement Date" means February 9, 2030.
(B)Tenant shall not be obligated to pay Fixed Rent for the period commencing on the Extended Term Commencement Date and ending on the day immediately preceding the Extended Term Rent Commencement Date.
(C)The Fixed Rent for the Premises for the Extended Term shall be the Extended Term Rental Value as determined pursuant to the provisions set forth on Exhibit 3(C) attached hereto.

2.Operating Expenses.
(A)Tenant shall not be obligated to pay any amounts on account of Operating Expenses for the period commencing on the Extended Term Commencement Date and ending on the day immediately preceding the Extended Term Rent Commencement Date. For the period from and after the date hereof, Tenant shall be obligated to pay amounts on account of Operating Expenses in accordance with the terms of the Existing Lease, except that, subject to the terms of Section 7(I) hereof, Landlord shall not have the right to include in Operating Expenses the cost of any capital improvement pursuant to Section 26.4(E)(1) of the Original Lease or Section 26.4(E)(3) of the Original Lease in excess of an amount equal to One Million Dollars ($1,000,000) with respect to each such capital improvement without first obtaining Tenant’s approval of the estimated cost thereof after giving to Tenant a reasonably detailed description of the scope of such capital improvement and an estimate of the cost thereof from a reputable third party contractor or vendor which description shall include documentation and information reasonably necessary to allow Tenant to properly evaluate such cost estimate) (each such request, a “Major Capital Cost Request”); provided, however, that if Landlord performs any such capital improvement to address an Emergency, then Landlord shall not be so obligated to obtain Tenant’s approval thereof. Tenant shall not unreasonably withhold, condition or delay its approval of any Major Capital Cost (as hereinafter defined) (it being understood that if (x) Landlord sends a Major Capital Cost Request to Tenant and (y) such Major Capital Cost Request is marked in bold with the following language: “TENANT’S RESPONSE IS REQUIRED WITHIN NINETY (90) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LEASE AGREEMENT BETWEEN LANDLORD AND TENANT FOR THE PROPERTY LOCATED AT 731 LEXINGTON AVENUE, NEW YORK, NEW YORK. TENANT’S FAILURE TO RESPOND TO THIS NOTICE WITHIN SUCH NINETY (90) DAY PERIOD SHALL RESULT IN TENANT’S APPROVAL OF THE MAJOR CAPITAL COST SET FORTH IN THIS NOTICE”, and Tenant does not respond thereto within ninety (90) days following such Major Capital Cost Request, then Tenant shall be deemed to have approved such cost (any such cost of a capital improvement in excess of One Million Dollars ($1,000,000) being referred to herein as a “Major Capital Cost”)). Tenant shall not have the right to dispute the amount of any Major Capital Cost without including in any such notice so disputing such amount, reasonable supporting evidence that substantiates that the Major Capital Cost for which Landlord so requested approval is an amount that is greater than one hundred five percent (105%) of the cost that would otherwise be payable therefor to a reputable third party contractor or vendor (any such amount in excess of one hundred five percent (105%) of the cost that would otherwise be payable therefor being referred to herein as the “Major Capex Excess”). If Tenant disputes an amount that Landlord has the right to include in Operating Expenses in accordance with the terms of this Section 4(A), and the parties do not reach agreement in respect thereof within thirty (30) days after Tenant gives Landlord the notice disputing such cost, then either party shall have the right to submit such dispute to an Expedited Arbitration Proceeding. Landlord shall not have the right to include in Operating Expenses any Major Capex Excess as determined in accordance with the terms of this Section 4(A).

(B)Solely for purposes of Section 26.4(E)(1) of the Original Lease, from and after the Extended Term Commencement Date, the reference to “Commencement Date” set forth therein shall be deleted in its entirety and replaced with “Extended Term Commencement Date”.
3.Real Estate Taxes. Tenant shall not be obligated to pay any amounts on account of Taxes for the period commencing on the Extended Term Commencement Date and ending on the day immediately preceding the Extended Term Rent Commencement Date. For the period from and after the Extended Term Rent Commencement, Tenant shall be obligated to pay amounts on account of Taxes in accordance with the terms of the Existing Lease.
4.Tenant Fund.
(A)Subject to the terms of this Section 6, Landlord shall pay to or on behalf of Tenant an amount not to exceed One Hundred Thirteen Million Six Hundred Seventeen Thousand Eight Hundred Dollars and 00/100 Cents ($113,617,800) for the costs that Tenant incurs from and after the date hereof in performing Alterations (the "Tenant Fund"). Tenant shall not be entitled to a disbursement of the Tenant Fund prior to the Extended Term Commencement Date, except that Tenant shall be entitled to a disbursement of up to fifty percent (50%) of the Tenant Fund prior to the Extended Term Commencement Date to the extent Tenant otherwise satisfies the requirements for a disbursement thereof set forth in this Section 6. Tenant may use no more than twenty percent (20%) of the Tenant Fund for costs that Tenant incurs in connection with Alterations performed in the Premises that do not constitute "hard" construction costs, including, without limitation, architect's and engineer's fees, permit fees, expediter's fees and designers' fees in each case relating to the Alterations performed in the Premises but excluding costs for Tenant's property (such costs which do not constitute the "hard" construction costs of the applicable Alterations but excluding costs for Tenant's property being collectively referred to herein as "Soft Costs"). Tenant shall also have the right to use the Tenant Fund (in addition to the credit described in Section 7(F) hereof) to offset amounts owed by Tenant on account of the cost of capital improvements that are included in Operating Expenses. If Landlord exercises Landlord's rights to consummate a Sublease Recapture in accordance with the terms of Section 12.6(C) of the Original Lease (as amended by the Prior Amendments), then the Tenant Fund shall be adjusted to an amount equal to the product obtained by multiplying (x) One Hundred Twenty and 00/100 Dollars ($120.00), by (y) the number of square feet of Rentable Area comprising the Premises (other than the Recapture Space); provided, however, that in no event shall Tenant have any obligation to make any repayment to Landlord to the extent that the amount of the Tenant Fund that Landlord has theretofore disbursed exceeds the amount of the Tenant Fund, as so redetermined.
(B)Tenant may request disbursements of the Tenant Fund only by delivering to Landlord a Disbursement Request. Subject to the terms of this Section 6, Landlord shall disburse a portion of the Tenant Fund to Tenant (or at Tenant's option, after Landlord's receipt of Tenant's written authorization therefor, (i) to a third party designated by Tenant or (ii) to Tenant's contractor or subcontractor) from time to time, within thirty (30) days after the date that Tenant gives to Landlord the applicable Disbursement Request. Tenant shall not be entitled to any disbursements of the Tenant Fund if an Event of Default has occurred and is continuing. If a particular Disbursement Request requests Landlord to disburse more than fifty percent (50%) of the Tenant Fund, then Landlord shall not be required to make the disbursement of the Tenant Fund that is contemplated thereby unless all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Building in connection with the performance of the applicable Alterations provide to Landlord waivers of lien concurrently with such disbursement of the Tenant Fund (it being understood that Landlord shall accept partial waivers of lien to the extent that the applicable contractor, subcontractor, materialman, architect, engineer or other Person has not received payment in full). Landlord shall not be required to make disbursements of the Tenant Fund more frequently than once during any particular calendar month. Tenant shall not have the right to request disbursements of the Tenant Fund in an amount that is greater than the excess of (I) the aggregate amounts that Tenant has theretofore paid or that then remain payable in each case to Tenant's contractors, subcontractors, materialmen, suppliers or consultants, as the case may be, for either (a) materials that have been delivered to the Premises for the applicable Alterations, (b) labor that has been performed in the Premises for the applicable Alterations, or (c) the services from which are derived Soft Costs that have been performed for the applicable Alterations, as the case may be, over (II) the aggregate amount of disbursements theretofore made by Landlord from the Tenant Fund (such excess at any particular time being referred to herein as the "Maximum Disbursement Amount"). If (x) an Event of Default has occurred and is continuing at a time when Tenant would otherwise be entitled to a disbursement from the Tenant Fund, and (y) Tenant subsequently cures such Event of Default, then Landlord shall pay such disbursement to Tenant no later than thirty (30) days after the date of such cure (provided Tenant has theretofore complied with (and remains in compliance with) the provisions of this Section 6 in connection with such disbursement).
(C)The term "Disbursement Request" shall mean a request for a disbursement of the Tenant Fund signed by the chief financial officer of Tenant (or another officer of Tenant who performs the functions ordinarily performed by a chief financial officer), together with:
I.such officer's certification that the amount so requested does not exceed the Maximum Disbursement Amount,
II.copies of the work orders, purchase orders, change orders and other documents pursuant to which Tenant has engaged third parties to perform the applicable Alterations (or provide materials or services in connection therewith) (except to the extent that Tenant has provided such copies to Landlord with a prior Disbursement Request or otherwise),
III.copies of reasonable documentation (such as bills and invoices) that indicate that the applicable work has been completed, the applicable materials have been furnished, or the applicable services have been performed, as the case may be,
IV.waivers of lien (or partial lien waivers, if applicable) from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may legally file a lien against the Building in connection with the performance of the applicable Alterations, and for which previous disbursements of the Tenant Fund have been made (except to the extent Tenant gave such waivers of lien to Landlord in connection with a prior Disbursement Request or otherwise),
V.in connection with a disbursement of the Tenant Fund for costs which do not constitute Soft Costs, a certificate of Tenant's licensed architect that Tenant engages in accordance with the terms of Article 3 of the Original Lease (as amended by the Prior Amendments) stating that, in his or her opinion, the portion of the applicable Alterations theretofore substantially completed and for which the disbursement is requested was performed in a good and workmanlike manner and substantially in accordance with the plans and specifications for such Alterations, as approved by Landlord,
VI.in connection with a disbursement of the Tenant Fund for costs which do not constitute Soft Costs, a revised estimated total cost to perform the applicable Alterations, prepared by the construction company that Tenant has engaged to perform the applicable Alterations, and
VII.in connection with a disbursement of the entire amount of the Tenant Fund, (a) final general releases or waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Building in connection with the applicable Alterations (unless such general releases or waivers of lien were furnished previously pursuant to Section 6(C)(IV) hereof), (b) a certificate from Tenant's independent licensed architect, to the effect that the applicable Alterations have been completed, (c) a certificate, from Tenant's general contractor, certifying that all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Building in connection with the applicable Alterations have been paid in full and (d) evidence reasonably satisfactory to Landlord that Tenant has obtained all required final approvals from applicable governmental authorities in connection with the applicable Alterations, including, without limitation, letters of completion from the New York City Department of Buildings for all work permits Tenant has obtained in connection with the performance of the applicable Alterations. Nothing contained in this Section 6 shall be deemed to affect or impair Tenant's obligation to discharge of record any mechanic's lien that is filed against the Building as set forth in Section 3.1(E) of the Original Lease (as amended by the Prior Amendments).
(D)Landlord makes no representation or warranty that the Tenant Fund is sufficient to pay the cost of the applicable Alterations. Tenant shall pay the amount of any excess of the cost of the applicable Alterations over the Tenant Fund. Any portion of the Tenant Fund that remains undisbursed as of the Extended Term Rent Commencement Date may be credited by Tenant against Fixed Rent.
(E)If (i) Landlord fails to make a disbursement of the Tenant Fund when due, and (ii) such failure continues for more than thirty (30) days after the date that Tenant gives Landlord notice thereof, then Tenant shall have the right to offset against the Rental due under the Amended Lease the amount that Landlord so fails to disburse to Tenant, together with interest thereon calculated at the Applicable Rate for the period beginning on the date that such disbursement first became due to Tenant, and ending on the date that Tenant applies such credit in full.
5.Capital Upgrade Work.
(A)As used herein, the term “Capital Upgrade” means a capital improvement in or to the Building the cost of which is required to be capitalized under generally accepted accounting principles and that does not constitute (i) maintenance, or (ii) leasehold improvements in or to the Premises (so that, for example, a new elevator system that replaces the existing Building System that provides passenger elevator service is a Capital Upgrade, and the installation of a conference room facility or kitchen in the Premises is not a Capital Upgrade).

(B)As used herein, the term “Capital Upgrade Costs” means the reasonable, out-of-pocket costs incurred by Landlord in furtherance of designing, installing and commissioning Tenant Proposed Upgrades (including, without limitation, all costs incurred in purchasing materials therefor, all costs incurred under the Tenant Upgrade Design Agreement, all costs incurred under the Tenant Upgrade Contract, incremental insurance costs to the extent such insurance is required or customarily maintained for upgrades of similar type by owners of first-class office buildings in midtown Manhattan in connection with the applicable Tenant Proposed Upgrade and reasonable legal fees).

(C)Subject to the terms of this Section 7, Tenant may propose to Landlord Capital Upgrades from time to time on or prior to February 9, 2029 (any such Capital Upgrades proposed by Tenant being referred to herein as “Tenant Proposed Upgrades”; and February 9, 2029 being referred to herein as the “Proposal Deadline”). Tenant shall not have the right to so propose Tenant Proposed Upgrades that do not comply with Requirements. If Tenant proposes a Tenant Proposed Upgrade on or prior to the Proposal Deadline, then Tenant shall include therewith a reasonably detailed description thereof that is sufficient for Landlord to develop construction drawings therefor. Landlord shall not unreasonably withhold, condition or delay its consent to any Tenant Proposed Upgrade except that if Landlord reasonably expects to incur Capital Upgrade Costs for a particular Tenant Proposed Upgrade (including, without limitation, the cost of any change order therefor) in an amount that exceeds an amount equal to the sum of (x) the remaining balance of Landlord’s Portion and (y) Twenty Million Dollars and 00/100 Cents ($20,000,000), then Landlord shall have the right to condition such approval on Tenant depositing with Landlord the amount of such excess to be used by Landlord to pay such Capital Upgrade Costs. If Landlord approves a Tenant Proposed Upgrade in accordance with the terms hereof, then, within a reasonable period of time thereafter, Landlord shall engage an architect and/or engineer to prepare construction drawings therefor pursuant to an architect agreement approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed (any such construction drawings being referred to herein as “Tenant Upgrade Plans”; and such architect agreement being referred to herein as a “Tenant Upgrade Design Agreement”). Tenant shall have the right to approve any such Tenant Upgrade Plans, which approval shall not be unreasonably withheld, conditioned or delayed. Within a reasonable period of time after any such Tenant Upgrade Plans are approved by Tenant as aforesaid, Landlord shall submit such Tenant Upgrade Plans to independent and reputable contractors selected by Landlord to bid.

Landlord shall select a qualified bidder to perform such Tenant Proposed Upgrade within a reasonable period of time after such bids are returned to Landlord (with the understanding that Landlord shall consult with Tenant in respect thereof (which consultation may be conducted by telephone or email with the representative of Tenant with whom Landlord ordinarily deals in respect of facility management for the Premises)). If a contractor is selected to perform any such Tenant Proposed Upgrades as aforesaid, then Landlord shall negotiate a construction contract with such contractor therefor (which construction contract shall include a construction schedule and a proposed budget for the Tenant Proposed Upgrade). Tenant shall have the right to approve such construction contract and the budget for the Tenant Proposed Upgrade, which approval shall not be unreasonably withheld, conditioned or delayed (any such contract so approved by Tenant being referred to herein as a “Tenant Upgrade Contract” and any such budget so approved by Tenant being referred to herein as a “Tenant Upgrade Budget”). Landlord and Tenant shall each have the right to propose change orders to the work described in the Tenant Upgrade Contract, and any such change order shall be subject to the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed.

(D)If a contractor is selected to perform the Tenant Proposed Upgrades in accordance with the terms hereof, then subject to the terms of this Section 7, Landlord shall cause the Tenant Proposed Upgrades to be performed. Landlord shall perform the Tenant Proposed Upgrades in accordance with all applicable Requirements and in a good and workmanlike manner consistent with good construction practices and in a manner that conforms with the Building Standard. Landlord shall cause Tenant Proposed Upgrades to comply with applicable Requirements that are in effect on the date that Landlord Substantially Completes such item of Tenant Proposed Upgrades pursuant to this Section 7, with the understanding, however, that Landlord shall not be responsible for any aspect of Tenant Proposed Upgrades that does not so comply with applicable Requirements to the extent that such non-compliance is caused by Tenant or by Persons acting by or on behalf of Tenant. Landlord shall consult with Tenant, and Tenant shall consult with Landlord, in each case at reasonable times during the course of the design and construction of each Tenant Proposed Upgrade (it being understood that such consultation may be conducted by telephone or email with the representatives of Tenant and Landlord, as the case may be, with whom the other party ordinarily deals in respect of such Tenant Proposed Upgrade).
(E)Landlord shall use commercially reasonable efforts to cause such selected contractor to (x) perform any such Tenant Proposed Upgrade with reasonable diligence in accordance with the Tenant Upgrade Budget and (y) Substantially Complete such Tenant Proposed Upgrades no later than the completion date set forth in the construction schedule for such Tenant Proposed Upgrade that is set forth in the Tenant Upgrade Contract (the “Scheduled Upgrade Substantial Completion Date”); provided, however, that the Scheduled Upgrade Substantial Completion Date shall be adjourned by one (1) day for each day that Landlord is delayed in performing such Tenant Proposed Upgrade by virtue of (i) any acts or omissions of Tenant, including, but not limited to, Tenant’s failure to timely respond to requests in connection with such Tenant Proposed Upgrade, or (ii) an Unavoidable Delay. Landlord shall have the right to give to Tenant a notice indicating that a particular component of a Tenant Proposed Upgrade is Substantially Complete (any such notice being referred to herein as a “Substantial Completion

Notice”). Tenant shall have the right to give to Landlord, within fifteen (15) Business Days after the date that Landlord gives a Substantial Completion Notice to Tenant a notice indicating whether Tenant disputes the occurrence of Substantial Completion thereof (any such notice being referred to herein as a “Substantial Completion Dispute Notice”). If Tenant does not give a Substantial Completion Dispute Notice to Landlord within such period of fifteen (15) Business Days, then Tenant shall be deemed to acknowledge that such component of a Tenant Proposed Upgrade was Substantially Complete as of the date on which Landlord gave Tenant such Substantial Completion Notice as aforesaid. If Tenant gives such a Substantial Completion Dispute Notice to Landlord within such period of fifteen (15) Business Days, then either Landlord or Tenant shall have the right to submit any dispute between the parties with respect thereto to an Expedited Arbitration Proceeding. If Tenant gives such a Substantial Completion Dispute Notice to Landlord within such period of fifteen (15) Business Days pursuant to this Section 7(C), then the date on which such component of a Tenant Proposed Upgrade is Substantially Complete shall be deemed to be the date that is determined pursuant to any such Expedited Arbitration Proceeding or as otherwise mutually agreed to by the parties.

(F)Notwithstanding the terms of Article 26 of the Original Lease, but subject to the terms of this Section 7(F), Landlord shall have the right to include in Operating Expenses all Capital Upgrade Costs. Tenant shall be entitled to a credit against the first (1st) amounts otherwise becoming due and payable by Tenant to Landlord under (a) Section 26.4(E)(1) of the Original Lease, Section 26.4(E)(2) of the Original Lease, and Section 26.4(E)(3) of the Original Lease, and (b) any Capital Upgrade Costs included in Operating Expenses under this Section 7(F), in an amount equal to Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate with respect to all such capital improvements and Tenant Proposed Upgrades performed by Landlord under the Amended Lease after the date hereof (the portion of the cost of such capital improvements and Tenant Proposed Upgrades in the aggregate up to Ten Million and 00/100 Dollars ($10,000,000.00) being referred to herein as “Landlord’s Portion”; and the portion of the cost of such capital improvements and Tenant Proposed Upgrades in the aggregate in excess of Ten Million and 00/100 Dollars ($10,000,000.00) being referred to herein as “Tenant’s Portion”; and the components of such capital improvements and Tenant Proposed Upgrades for which Tenant is obligated to pay to Landlord Tenant’s Portion being referred to herein as “Tenant’s Components”). If Landlord includes in Operating Expenses any Capital Upgrade Costs, the entire amount incurred in a particular Operating Period shall be included in Operating Expenses for such Operating Period in which incurred, and such amount shall not be amortized in the manner in which the cost of capital improvements are so amortized in accordance with the terms of Section 26.4(E)(1) of the Original Lease, Section 26.4(E)(2) of the Original Lease, and Section 26.4(E)(3) of the Original Lease. If Landlord includes in Operating Expenses the cost of any capital improvement pursuant to Section 26.4(E)(1), Section 26.4(E)(2) and/or Section 26.4(E)(3) of the Original Lease that is not a Capital Upgrade Cost, then for purposes of calculating the amortization of such costs to which the credit set forth in this Section 7(F) will be applied, notwithstanding the provisions of Section 26.4(E)(1), Section 26.4(E)(2) and/or Section 26.4(E)(3) of the Original Lease such calculation shall not include, or take into account, any interest on the cost of such capital improvements (and any such interest that would otherwise be payable with respect to such amortized costs to which such credit is applied shall be deemed waived by Landlord). If Landlord exercises Landlord's rights to consummate a Sublease

Recapture in accordance with the terms of Section 12.6(C) of the Original Lease (as amended by the Prior Amendments), then the original amount of Landlord’s Portion shall be adjusted from Ten Million and 00/100 Dollars ($10,000,000.00) to an amount equal to the product obtained by multiplying (x) Eleven and 13/100 Dollars ($11.13), by (y) the number of square feet of Rentable Area comprising the Premises (other than the Recapture Space); provided, however, that in no event shall Tenant have any obligation to make any payment to Landlord to the extent that the amount of Landlord’s Portion that Landlord has theretofore paid exceeds the amount of Landlord’s Portion, as so redetermined.

(G)Landlord and Tenant acknowledge that for federal, state and local income tax purposes (x) Landlord shall own and depreciate the capital improvements made by Landlord for which Tenant applies the credit under Section 7(F) hereof and Tenant Proposed Upgrades (other than Tenant’s Components), and (y) Tenant shall own and depreciate the capital improvements made by Landlord for which Tenant does not apply the credit under Section 7(F) hereof and Tenant’s Components. Landlord and Tenant shall not take positions for federal, state and local income tax purposes that are inconsistent with this Section 7(G). Any portions of capital improvements (including Tenant Proposed Upgrades) that Landlord owns and depreciates and that are located in the Premises shall be leased to Tenant as otherwise contemplated hereby for the Term.

(H)Landlord shall have the right to delegate Landlord’s obligations to perform all or any portion of Tenant Proposed Upgrades to an Affiliate of Landlord (it being understood, however, that Landlord’s delegating such obligations to an Affiliate of Landlord shall not diminish Landlord’s liability for the performance of Tenant Proposed Upgrades in accordance with the terms of this Section 7). Landlord shall also have the right to assign to such Affiliate of Landlord the rights of Landlord hereunder to receive from Tenant the payments for the performance of the Tenant’s Components (or portions thereof) as provided in Section 7(F) hereof (it being understood that if (i) Landlord so assigns such rights to such Affiliate of Landlord, and (ii) Landlord gives Tenant notice thereof, then Tenant shall pay directly to such Affiliate any such amounts otherwise due and payable to Landlord hereunder).

(I)The terms of Section 4(A) hereof shall not apply to Tenant Proposed Upgrades. Nothing contained in this Section 7 diminishes Landlord’s rights to perform repair, maintenance and improvements in and to the Building and to charge Tenant therefor in each case to the extent otherwise permitted under the Amended Lease.

(J)Either party shall have the right to submit a dispute between the parties under this Section 7 to an Expedited Arbitration Proceeding.

8.Renewal.
(A)Landlord and Tenant hereby acknowledge that Landlord and Tenant are extending the Term for the Extended Term pursuant to the terms of this Amendment, and not the terms of Article 37 of the Original Lease. Article 37 of the Original Lease, as amended by the

Prior Amendments, is hereby deleted in its entirety and Article 37 set forth on Exhibit 7(A) attached hereto is hereby substituted therefor.
(B)Article 38 of the Original Lease, as amended by the Prior Amendments, is hereby deleted in its entirety for purposes of determining the Fixed Rent for the Renewal Term, and Article 38 set forth on Exhibit 7(B) attached hereto is hereby substituted therefor for purposes of determining the Fixed Rent for the Renewal Term.
9.Additional Lease Amendments.
(A)Section 12.13 of the Original Lease is hereby amended to delete “eight percent (8%)” set forth therein and replace it with “fifteen percent (15%)”.
(B)Exhibit D attached to the Original Lease (as amended by the Prior Amendments) is hereby deleted and the List of Regular Competitors listed on Exhibit 8(B) attached hereto and made a part hereof is hereby substituted therefor.
(C)Exhibit E attached to the Original Lease (as amended by the Prior Amendments) is hereby deleted and the List of Primary Competitors listed on Exhibit 8(C) attached hereto and made a part hereof is hereby substituted therefor.
(D)The definition of Tenant’s Core Business as set forth in the Original Lease is hereby deleted in its entirety and the following is hereby substituted therefor: ““Tenant’s Core Business” shall mean the business of providing (on a subscription basis or otherwise) financial information such as news, data and analysis of financial markets and businesses via any medium, including, without limitation, internet, dedicated communication network, television, radio and print, and the business of offering electronic trading functionality, whether or not registered with the Securities and Exchange Commission (or any similar overseas regulatory body) (it being understood that the business of serving as a securities broker for the transfer of securities using an organized securities exchange shall not constitute Tenant’s Core Business for purposes hereof).”
10.Letter of Credit.
(A)Section 43.1(A) of the Original Lease, as set forth in Section 9(B) of the Second Amendment, is hereby amended to delete clause (x) therefrom and substitute the following therefor:
“(x) shall be a member bank of the New York Clearinghouse Association, the long-term unsecured debt obligations of which satisfy no less than two (2) of the following ratings: [***] by Fitch, [***] by S&P, and [***] by Moody’s,”.
(B)Section 43.4(B)(iii) of the Original Lease, as set forth in Section 9(B) of the Second Amendment, and Section 43.4(C) of the Original Lease, as set forth in Section 9(B) of the Second Amendment, are hereby deleted in their entirety and are of no further force or effect.

(C) On or before January 8, 2027, Tenant shall give to Landlord a replacement Letter of Credit for the Letter of Credit then being held by Landlord, which replacement Letter of Credit shall be in the amount required by Section 43.1 of the Original Lease (as set forth in Section 9(B) of the Second Amendment), have a final expiration date no earlier than April 8, 2040 and otherwise satisfy the provisions of Article 43 of the Original Lease, as set forth in Section 9(B) of the Second Amendment and as modified by this Amendment (such replacement Letter of Credit being referred to herein as the “Extended Term Letter of Credit”).
(D)If Tenant fails to deliver to Landlord the Extended Term Letter of Credit as required pursuant to Section 10(C) hereof on or before January 8, 2027, then Landlord, in addition to Landlord’s other rights at law, in equity or as otherwise set forth herein, shall have the right to present the Letter of Credit then held by Landlord for payment and retain the proceeds thereof in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in Article 43 of the Original Lease, as set forth in Section 9(B) of the Second Amendment).
(E)Landlord’s presentation of a Letter of Credit as described in Section 10(D) hereof shall not relieve Tenant of the obligation to provide the Extended Term Letter of Credit on or before January 8, 2027, and the failure to do so shall constitute an Event of Default under the Amended Lease.
(F)Tenant shall reimburse Landlord for any reasonable costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Nothing contained in this Section 10 limits Landlord’s rights or remedies in equity, at law, or as otherwise set forth herein.
11.Required Consents, Existing Mortgagee.
(A)Landlord represents, warrants and confirms to Tenant that Landlord has obtained all required consents to the parties’ execution and delivery of this Amendment from the existing Mortgagee and Board of Managers, and that the existing Mortgagee as of the date hereof is Wilmington Trust, National Association, as trustee, for the benefit of the holders of DBCG 2017-BBG Mortgage Trust Commercial Mortgage Pass-Through Certificates.
(B)Landlord and Tenant acknowledge and agree that, on or prior to the date hereof, Landlord delivered to Tenant (i) a Condominium Nondisturbance Agreement from the Board of Managers, and (ii) a Nondisturbance Agreement from the existing Mortgagee, in each case that accounts for this Amendment.
12.Broker. Each party represents and warrants to the other that it has not dealt with any broker or other Person entitled to a commission in connection with this Amendment other than CBRE Inc. and Vornado Office Management LLC (collectively, “Brokers”). The execution and delivery of this Amendment by each party shall be conclusive evidence that such party has relied upon the foregoing representation and warranty. Tenant shall indemnify and hold Landlord harmless from and against any and all claims for commission, fee or other compensation by any

Person (excluding Brokers) who claims to have dealt with Tenant in connection with this Amendment and for any and all costs incurred by Landlord in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. Landlord shall indemnify and hold Tenant harmless from and against any and all claims for commission, fee or other compensation by any Person who claims to have dealt with Landlord in connection with this Amendment (including, without limitation, Brokers) and for any and all costs incurred by Tenant in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. The provisions of this Section 12 shall survive the expiration or termination of the Amended Lease.
13.Events. Landlord and Tenant acknowledge and agree that nothing in the Original Lease prohibits Tenant from hosting, and Tenant shall otherwise have the right to host, events, presentations, lectures, panels and similar functions (“Events”) in the Premises that are ancillary to Tenant’s business operations therein, which Events may be open to the general public and for which attendees may be charged a fee to attend. Tenant shall comply with all applicable Requirements and any Rules and Regulations established by Landlord in connection with any Event. Nothing contained in this Section 13 diminishes Tenant’s obligations under the Amended Lease.
14.Memorandum.
(A)The parties, simultaneously herewith, shall execute, acknowledge and deliver (x) a memorandum hereof in the form of Exhibit 14 attached hereto and made a part hereof, and (y) the Form NYC-RPT and Form TP-584 that are required in connection therewith. Tenant may submit such memorandum (and such forms) for recording in the Register's Office promptly following the date hereof. Tenant shall pay the costs associated with the recording of such memorandum and such forms.
(B)From and after the Expiration Date, Tenant shall execute, acknowledge and deliver to Landlord (x) a termination of any memoranda of lease related to the Original Lease or any amendment thereto in form and substance reasonably acceptable to Tenant, and (y) the Form NYC-RPT and Form TP-584 (or such other forms or instruments) that are required in connection therewith, in each case within thirty (30) days after Landlord makes a request to Tenant therefor. Landlord may submit such termination of memoranda (and such forms) for recording in the Register’s Office.  Landlord shall pay the costs associated with the recording of such termination of memoranda and such forms.  Tenant’s obligations under this Section 14(B)

shall survive the Expiration Date.
15.Landlord’s Notices. Section 25.1 of the Original Lease (as amended by Section 8 of the Second Amendment), is hereby amended to change Landlord’s address to:

c/o Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Attention: Glen Weiss, Executive Vice President, Co-Head of Real Estate
with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Paul M. Polking, Esq.
16.Amended Lease. All references to “Lease”, “herein”, “hereof”, or words of similar import in the Existing Lease, shall hereafter refer to the Amended Lease.

17.Reaffirmation. Landlord and Tenant each hereby acknowledge that the Existing Lease, as amended by this Amendment, remains in full force and effect.

18.Successors and Assigns. The Existing Lease, as modified by this Amendment, shall bind and inure to the benefit of the parties hereto and their successors and permitted assigns.

19.Counterparts. This Amendment may be executed in counterparts, it being understood that all such counterparts, taken together, shall constitute one and the same agreement, and by exchange of electronic “PDF” signatures, by DocuSign or similar application, or by other electronic means, which shall (i) have the same effect as original signatures, (ii) constitute valid execution of this Amendment, and (iii) be binding upon such party as though it had physically delivered a paper counterpart bearing its original, “wet ink” signature; and each party hereby waives any claims or defenses to the contrary.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Amendment as of the day and year first above written.
731 OFFICE ONE LLC, Landlord

By:    Vornado Management Corp., as managing agent

By:	/s/ Thomas J. Sanelli
Name: Thomas J. Sanelli
Title: Executive Vice President - Finance
BLOOMBERG L.P., Tenant
By:    Bloomberg Inc., general partner

By:	/s/ Peter Smith
Name: Peter Smith
Title: Director of Global Real Estate
1

Exhibit 2(A)

Usable Area and Rentable Area

731 Lexington Avenue – Office Lease Premises
Floor	Rentable Area	Usable Area
3	92,421	66,685
4	91,471	69,003
5	91,551	68,915
6	64,049	47,823
7	53,305	39,679
8	23,838	18,252
9	23,862	18,257
10	23,875	18,266
14	20,328	15,678
15	20,457	15,699
16	20,442	15,688
17	20,455	15,702
18	20,464	15,712
19	20,476	15,724
20	20,482	15,726
21	22,371	16,262
22	22,371	16,262
23	22,371	16,262
24	22,371	16,262
25	22,371	16,255
26	22,371	16,243
27	22,371	16,232
28	22,371	16,238
29	12,821	8,600
LL2	86,885	65,714
LL3	12,058	12,058
Total	898,208	673,197

2(A)-1

Exhibit 2(D)(i)

Mechanical Equipment and Generators

[See Attached]
2(D)(i)

Exhibit 2(D)(ii)

Specialty Alterations

Internal Staircases
1.Internal staircase from the 2nd floor to the 4th floor (West)
2.Internal staircase from the 3rd floor to the 4th floor (East)
3.Internal staircase from the 6th floor to the 10th floor (West)
4.Internal staircase from the 6th floor to the 7th floor (East)
5.Internal staircase from the 14th floor to the 16th floor (West)
6.Internal staircase from the 16th floor to the 18th floor (West)
7.Internal staircase from the 18th floor to the 20th floor (West)
8.Internal staircase from the 20th floor to the 29th floor (West)
Escalators
1.One (1) escalator from the 4th floor up to the 5th floor
2.One (1) escalator from the 5th floor down to the 4th floor
3.One (1) escalator from the 5th floor up to the 6th floor
4.One (1) spiral escalator from the 6th floor down to the 5th floor
Antenna
1.All antennae and satellite dishes on the roof of the Building
2(D)(ii)

Exhibit 3(C)

Fixed Rent for Extended Term

Section 1
(A)    Capitalized terms used in this Exhibit 3(C) that are not otherwise defined in this Exhibit 3(C) have the meanings ascribed thereto in the Original Lease (unless otherwise noted in this Exhibit 3(C) as having the meanings ascribed thereto in one of the Prior Amendments).
(B)    As used in this Amendment, the term “Extended Term Rental Value” shall mean an amount equal to the Extended Term Fair Market Rent of the Premises; provided, however, that:
    (1)    for the period commencing on the Extended Term Rent Commencement Date, and ending on February 8, 2035, the Extended Term Rental Value (or the Fixed Rent payable hereunder) shall not be less than the Extended Term Collar Rental Amount or greater than the Extended Term Capped Rental Amount; and
    (2)    for the period commencing on February 9, 2035, and ending on the Fixed Expiration Date, the Extended Term Rental Value is an amount equal to the sum of (I) the amount determined in clause (1) above and (II) the product obtained by multiplying (i) the number of square feet of Rentable Area in the Premises, by (ii) Ten and 00/100 Dollars ($10.00).
(C)    As used in this Amendment, the term “Extended Term Fair Market Rent”, with respect to the Premises, shall mean the annual fair market rental value of the Premises for the entire Extended Term.

(D)    As used in this Amendment, the term “Extended Term Collar Rental Amount” shall mean an amount equal to the product obtained by multiplying (i) the number of square feet of Rentable Area in the Premises, by (ii) Eighty-Eight and 72/100 Dollars ($88.72).

(E)    As used in this Amendment, the term “Extended Term Capped Rental Amount” shall mean an amount equal to the product obtained by multiplying (i) the number of square feet of Rentable Area in the Premises, by (ii) One Hundred Eight and 44/100 Dollars ($108.44).

Section 2    The Extended Term Fair Market Rent shall be determined assuming that the Premises is free and clear of all leases and tenancies (including the Amended Lease) (but taking into account that the terms of the Amended Lease will govern Tenant’s use and occupancy of the Premises), that the Premises is available for general office purposes in the then rental market, that Landlord has had a reasonable time to locate a tenant who rents with the knowledge of the uses to which the Premises can be adapted, and that neither Landlord nor the prospective tenant is under any compulsion to rent, and taking into account all relevant factors; provided, however, that (x) for purposes of determining the Extended Term Fair Market Rent of the Lower Level Space on Lower Level 2 of the Building, and the New Space (as defined in Section 2(1) of
3(C)-1

the First Amendment), in each case for the Extended Term, the parties shall consider such Lower Level Space to be rentable as office space (at the same rates as the other office space comprising the Premises), and (y) the parties shall assume that the usable area of the Premises (or any applicable portion thereof) is the Usable Area thereof as set forth in Exhibit 2(A) of this Amendment.
Section 3    For purposes of determining the Extended Term Fair Market Rent, the following procedure shall apply:
(A)Landlord and Tenant shall each contemporaneously deliver to the other, at Landlord’s office, a notice (each, an “Extended Term Rent Notice”), on a date mutually agreed upon, but in no event later than July 1, 2028, which Extended Term Rent Notice shall set forth each of their respective determinations of the Extended Term Fair Market Rent (Landlord’s determination of the Extended Term Fair Market Rent is referred to as “Landlord’s Extended Term Determination” and Tenant’s determination of the Extended Term Fair Market Rent is referred to as “Tenant’s Extended Term Determination”).

(B)If Landlord’s Extended Term Determination and Tenant’s Extended Term Determination are not equal and Tenant’s Extended Term Determination is lower than Landlord’s Extended Term Determination, then Landlord and Tenant shall attempt to agree upon the Extended Term Fair Market Rent. If Tenant’s Extended Term Determination is higher than Landlord’s Extended Term Determination, then the Extended Term Fair Market Rent shall be equal to Landlord’s Extended Term Determination. If Landlord and Tenant mutually agree upon the determination (the “Mutual Extended Term Determination”) of the Extended Term Fair Market Rent, then their determination shall be final and binding upon the parties. If Landlord and Tenant are unable to reach a Mutual Extended Term Determination within thirty (30) days after delivery of both the Landlord’s Extended Term Determination and the Tenant’s Extended Term Determination to each party, then Landlord and Tenant shall jointly select an independent real estate appraiser (the “Extended Term Appraiser”), whose fee shall be borne equally by Landlord and Tenant. The Extended Term Appraiser shall not be a Person who, during the immediately preceding period of three (3) years, was employed by Landlord or Tenant or any of their respective Affiliates. If Landlord and Tenant are unable to jointly agree on the designation of the Extended Term Appraiser within ten (10) days after they are requested to do so by either party, then the parties agree to allow the AAA to designate the Extended Term Appraiser using an Expedited Arbitration Proceeding.

(C)The Extended Term Appraiser shall conduct such hearings and investigations as he or she deems appropriate and shall, within thirty (30) days after the date of designation of the Extended Term Appraiser, choose either Landlord’s Extended Term Determination or Tenant’s Extended Term Determination as the better estimate of Extended Term Fair Market Rent, and such choice by the Extended Term Appraiser shall be conclusive and binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Section 3 of this Exhibit 3(C). The Extended Term Appraiser appointed pursuant to this Section 3 of this Exhibit 3(C) shall be an independent real estate appraiser with at least ten (10) years of experience in leasing of properties which are
3(C)-2

similar in character to the Building. The Extended Term Appraiser shall not have the power to add to, modify or change any of the provisions of the Amended Lease.

(D)It is expressly understood that any determination of the Extended Term Fair Market Rent pursuant to this Exhibit 3(C) shall be based on the criteria stated in Section 2 of this Exhibit 3(C). After a determination has been made of the Extended Term Fair Market Rent, the parties shall execute and deliver to each other an instrument setting forth the Fixed Rent for the Extended Term.

(E)If the final determination of the Extended Term Fair Market Rent is not made on or before the Extended Term Rent Commencement Date in accordance with the provisions of this Exhibit 3(C), then, pending such final determination, the Extended Term Fair Market Rent shall be deemed to be an amount equal to the average of Landlord’s Extended Term Determination and Tenant’s Extended Term Determination. If, based upon the final determination hereunder of the Extended Term Fair Market Rent, the payments made by Tenant on account of the Fixed Rent for the period prior to the final determination of the Extended Term Fair Market Rent were less than the Fixed Rent payable for such period, then Tenant, not later than the tenth (10th) day after Landlord’s demand therefor, shall pay to Landlord the amount of such deficiency, together with interest thereon at the Base Rate. If, based upon the final determination of the Extended Term Fair Market Rent, the payments made by Tenant on account of the Fixed Rent for the period prior to the final determination of the Extended Term Fair Market Rent were more than the Fixed Rent due hereunder for such period, then Landlord, not later than the tenth (10th) day after Tenant’s demand therefor, shall pay such excess to Tenant, together with interest thereon at the Base Rate.
3(C)-3

Exhibit 7(A)

Renewal

ARTICLE 37
RENEWAL TERM
Capitalized terms used in this Exhibit 7(A) that are not otherwise defined in this Exhibit 7(A), have the meanings ascribed thereto in the Original Lease (unless otherwise noted in this Exhibit 7(A) as having the meanings ascribed thereto in one of the Prior Amendments).
Section 37.1    (A)    Subject to the terms of this Article 37, Tenant shall have the option (the “Renewal Option”) to extend the term of this Lease for the Renewal Premises for one (1) additional period of ten (10) years (the “Renewal Term”), which Renewal Term shall commence on February 9, 2040 and end on February 8, 2050, provided that (a) this Lease has not been previously terminated, (b) no Event of Default has occurred and is continuing on the date that Tenant gives Landlord notice (the “Renewal Notice”) of Tenant’s election to exercise the Renewal Option, (c) the Minimum Square Footage Requirement (as defined in the Original Lease, as amended by Section 11(H) of the Second Amendment) is satisfied on the date that Tenant gives the Renewal Notice to Landlord and (d) Tenant gives Landlord, simultaneously with the Renewal Notice, either (or some combination of) (i) an amendment to the Letter of Credit (as defined in Section 9(B) of the Second Amendment) (in a form that is reasonably satisfactory to Landlord) and/or (ii) a replacement Letter of Credit that meets the requirements set forth in Section 43.1 hereof, which amendment or replacement (or combination thereof) meet the following requirements:  (x) the final expiry of all Letters of Credit in favor of Landlord under Article 43 is April 8, 2050 and (y) the aggregate face amount of all Letters of Credit in favor of Landlord is increased to (or equals) One Hundred Million Dollars ($100,000,000.00); provided, however, (I) if Tenant has been entitled to a reduction of the Letter of Credit pursuant to Section 43.4(A) hereof (and such reduction has not been rescinded pursuant to the final sentence of Section 43.4(A)), then such aggregate face amount under subclause (y) shall equal Fifty Million Dollars ($50,000,000.00), subject to subsequent increase if the final sentence of Section 43.4(A) shall be subsequently applicable, (II) if the Letter of Credit has not theretofore been reduced to One Hundred Million Dollars ($100,000,000.00) in accordance with the terms of this Lease, then such aggregate face amount under subclause (y) shall equal the amount otherwise required under this Lease at such time, subject, however, to Tenant’s right to reduce the amount thereof pursuant to Section 43.4 hereof, and (III) Tenant's delivery of the Renewal Notice shall not be effective for purposes hereof (and shall be of no force or effect) unless Tenant includes therewith such amendment to the Letter of Credit or such replacement Letter of Credit (or such combination thereof) which complies with this subsection (d). The Renewal Option shall be exercisable only by Tenant delivering the Renewal Notice to Landlord not less than two (2) years and one (1) month prior to the Fixed Expiration Date (as to which date time shall be of the essence). Landlord shall have the right to declare Tenant’s exercise of the Renewal Option ineffective if (a) an Event of Default has occurred and is continuing as of the Fixed Expiration Date, or (b) the Minimum Square Footage Requirement is not satisfied as of the Fixed Expiration Date, in either case by giving notice thereof to Tenant during the period commencing on the
7(A)-1

Fixed Expiration Date and ending on the date that is fifteen (15) days after the Fixed Expiration Date (it being understood that (x) if Landlord so declares Tenant’s exercise of the Renewal Option ineffective, then the Term shall terminate on the fifteenth (15th) day after the date that Landlord gives Tenant notice of such declaration (with the understanding that Tenant shall pay the Rental due hereunder in respect of the Renewal Term to the extent accruing during the period commencing on the first day of the Renewal Term and ending on the date that the Term so terminates), and (y) nothing contained in this Section 37.1(A) limits Landlord’s other rights or remedies after the occurrence of an Event of Default).
(B)    Subject to the terms of Section 37.1(C) hereof, Tenant shall have the right to renew the term hereof for the Renewal Term with respect to either (x) the entire Premises demised hereby on the Fixed Expiration Date, or (y) a portion of the Premises, provided that if Tenant desires to renew the term hereof with respect to a portion of the Premises (a "Partial Renewal"), then (a) Tenant must renew at least Four Hundred Fifty-Five Thousand One Hundred Sixteen (455,116) square feet of Rentable Area (as defined in Section 11(L) of the Second Amendment), and (b) the portion of the Premises that is included in a Partial Renewal must consist of (I) the entire portion of the Premises that is on Lower Level 2 and Lower Level 3 of the Building, and (II) additional portions of the Premises that are vertically contiguous to each other consisting of (A) the entire portion of the Premises that is on the lowest floor of the Building above grade, and (B) additional floors of the Premises above such floor of the Building that constitute all of the Rentable Area on such floors of the Building (or constitute all of the Rentable Area then leased to Tenant on such floors of the Building if Tenant is leasing less than the entire Rentable Area on such floors); provided, however, that (1) for purposes of clause (II) above, the tenth (10th) and fourteenth (14th) floors of the Building shall be deemed to be vertically contiguous notwithstanding that the two (2) floors located between the tenth (10th) and fourteenth (14th) floors of the Building are used for the storage of mechanical equipment, (2) Tenant may not renew the portion of the Premises on the sixth (6th) floor of the Building unless Tenant also exercises the Renewal Option for the portion of the Premises on the seventh (7th) floor of the Building, (3) Tenant may not renew for any portion of the Additional Tower Space (as defined in the Recitals of the Second Amendment) unless Tenant exercises its renewal right for all of the Basic Premises (other than the Additional Tower Space), and (4) Tenant may not renew for more than four (4) floors of the Additional Tower Space unless Tenant renews for all of the Additional Tower Space (the portion of the Premises described in clause (y) above (including, without limitation, any Initial Term Option Space included pursuant to Section 37.1(D) hereof) being referred to herein as the "Partial Renewal Space"; the Premises, or the Partial Renewal Space, with respect to which Tenant exercises the Renewal Option being referred to herein as the "Renewal Premises"; the portion of the Premises that does not constitute the Partial Renewal Space is referred to herein as the "Removed Space"). If, at the time that Tenant gives a Renewal Notice to Landlord pursuant to this Article 37, Tenant leases all or any portion of the Rentable Area located on the second (2nd) floor of the Building pursuant to the Second Lease (as defined in Section 6(A) of the Fourth Amendment), then Tenant shall not have the right to effect a Partial Renewal unless (x) the Premises then includes Rentable Area that is located on the third (3rd) floor of the Building, and (y) the Partial Renewal Space described in the Renewal Notice includes the entire Rentable Area of the Premises then leased by Tenant located on such third (3rd) floor of the Building (and the Partial Renewal Space otherwise complies with
7(A)-2

the requirements set forth in this Section 37.1(B)). If (i) Tenant gives the Renewal Notice to Landlord, and (ii) Tenant fails to indicate therein that Tenant is exercising the Renewal Option for only the Partial Renewal Space, then Tenant shall be deemed to have designated that the Renewal Premises constitutes the entire Premises demised hereby as of the Fixed Expiration Date. If Tenant exercises the Renewal Option for only the Partial Renewal Space as contemplated by this Section 37.1, then (A) on the Fixed Expiration Date, Tenant shall surrender to Landlord possession of the Removed Space in accordance with the provisions of this Lease that govern Tenant's obligations in respect of the delivery of possession of the Premises to Landlord upon the expiration or earlier termination of the Term, (B) on or prior to the Fixed Expiration Date, Tenant, at Tenant's sole cost and expense and otherwise in accordance with the terms of Article 3 hereof, shall demise the Removed Space separately from the Partial Renewal Space and (C) the provisions of this Lease that govern Landlord’s rights and remedies in respect of Tenant not delivering possession of the Premises to Landlord upon the expiration or earlier termination of the Term shall apply in respect of the Removed Space as of the Fixed Expiration Date.

(C)    If Landlord exercises Landlord’s right to consummate a Sublease Recapture or a Subleasehold Assignment Recapture prior to Tenant’s exercise of the Renewal Option, then Landlord shall have the right to declare that the applicable Recapture Space or the applicable Subleasehold Assignment Space shall constitute part of the Basic Premises during the Renewal Term by giving notice thereof to Tenant not later than two (2) years and two (2) months before the Fixed Expiration Date. If (w) Landlord so declares that the Recapture Space or the Subleasehold Assignment Space shall constitute part of the Basic Premises, (x) Tenant exercises the Renewal Option, (y) the Recapture Space or the Subleasehold Assignment Space is part of the Renewal Premises, and (z) Landlord (or Landlord’s tenant) made material alterations in the Recapture Space or the Subleasehold Assignment Space, then Landlord, on or prior to the thirtieth (30th) day of the Renewal Term, shall demolish, at Landlord’s sole cost and expense, the interior installation in the Recapture Space or the Subleasehold Assignment Space in accordance with good construction practice and remove the debris so that such Recapture Space or Subleasehold Assignment Space is broom-clean.

(D)    Subject to the terms of this Section 37.1(D), if (x) Tenant exercises the Option in accordance with Article 36 hereof, and (y) Tenant thereafter exercises the Renewal Option (and Tenant's exercise of the Renewal Option is not declared ineffective or rescinded pursuant to this Article 37), then, subject to the terms hereof, Tenant shall also be deemed to have renewed the Option Term (as defined in Section 6(B) of the Second Amendment) for the Renewal Term for the Additional Option Space (as defined in Section 6(B) of the Second Amendment) and in such event, the Additional Option Space shall be deemed to be "Initial Term Option Space" for purposes of this Lease (as amended hereby). If Tenant gives the Renewal Notice and no portion of the Renewal Premises is located on the twenty-ninth (29th) floor of the Building, then Landlord shall have the right to declare that the Option Term for the Additional Option Space shall not be so extended for the Renewal Term by giving notice thereof to Tenant on or prior to the forty-fifth (45th) day after the date that Tenant gives the Renewal Notice to Landlord and if Landlord gives such notice, then the Option Term for the Additional Option Space shall expire on the Fixed Expiration Date.
7(A)-3

(E)    If Tenant gives the Renewal Notice to Landlord in accordance with the terms hereof, then Tenant shall have the right to rescind Tenant’s exercise of the Renewal Option pursuant thereto by giving notice thereof (a “Rescission Notice”) to Landlord on or prior to the Final Renewal Rescission Date (as defined in Section 38.3(B) of Exhibit 7(B) to the Ninth Amendment of Lease, dated as of May __, 2024, between 731 Office One LLC, as landlord, and Bloomberg, L.P., as tenant (the “Ninth Amendment”)) (as to which date time shall be of the essence), except that if the Final Renewal Fair Market Rent has been determined in accordance with the terms of Article 38 of Exhibit 7(B) to the Ninth Amendment on or prior to the Final Renewal Rescission Date, then Tenant shall not have any such right to rescind Tenant’s exercise of the Renewal Option. If Tenant gives a Rescission Notice to Landlord, then Tenant shall not have any further right to exercise the Renewal Option pursuant to the terms of this Article 37.
Section 37.2    If Tenant exercises the Renewal Option (and does not rescind Tenant’s exercise of the Renewal Option in accordance with the provisions of Section 37.1 hereof), then the leasing of the Renewal Premises during the Renewal Term shall be upon the same terms, covenants and conditions as those contained in this Lease, except that (i) the Fixed Rent for the Renewal Premises during the Renewal Term shall be the Final Renewal Rental Value as determined pursuant to the provisions of Exhibit 7(B) to the Ninth Amendment, (ii) Landlord shall have no obligation to perform any work in connection with Tenant’s extension of the Term for the Renewal Term, (iii) the provisions of Section 6 of the Ninth Amendment and Section 7 of the Ninth Amendment shall not be applicable during the Renewal Term, it being agreed that Landlord shall have no obligation to grant to Tenant any work allowance, or to perform any work in the Renewal Premises, in connection with Tenant’s exercise of the Renewal Option, and (iv) the provisions of Section 37.1 shall not be applicable to permit Tenant to further extend the Term (or the Option Term).
Section 37.3. If Tenant exercises the Renewal Option for the Partial Renewal Space, then at any time after such Renewal Option is consummated, Landlord shall be permitted to re-allocate portions of the Premises that constitute the Removed Space among the existing units of the Condominium and one or more additional units created by Landlord or its Affiliates, provided, that, such reallocation shall not increase Tenant’s obligations, or increase Landlord’s rights, under the Amended Lease (in either case other than to a de minimis extent). Landlord and Tenant shall equitably adjust the Rentable Area of the Unit and the allocable share of Tenant’s Operating Payment and Tax Payment to the extent necessary to effectuate the foregoing re-allocation. Tenant, at Landlord's sole cost and expense, shall reasonably cooperate with Landlord in connection with such reallocation.

7(A)-4

Exhibit 7(B)
Final Renewal Rental Value

ARTICLE 38
FINAL RENEWAL RENTAL VALUE
Capitalized terms used in this Exhibit 7(B) that are not otherwise defined in this Exhibit 7(B), have the meanings ascribed thereto in the Original Lease (unless otherwise noted in this Exhibit 7(B) as having the meanings ascribed thereto in one of the Prior Amendments).
Section 38.1    (A)    As used in this Amendment, the term “Final Renewal Rental Value” shall mean an amount equal to the Final Renewal Fair Market Rent of the Renewal Premises on the Fixed Expiration Date.
(B)    As used in this Amendment, the term “Final Renewal Fair Market Rent” shall mean the annual fair market rental value of the Renewal Premises.

Section 38.2    The Final Renewal Fair Market Rent shall be determined assuming that the Renewal Premises is free and clear of all leases and tenancies (including this Lease) (but taking into account that the terms of this Lease will govern Tenant’s use and occupancy of the Renewal Premises), that the Renewal Premises is available for general office purposes in the then rental market, that Landlord has had a reasonable time to locate a tenant who rents with the knowledge of the uses to which the Renewal Premises can be adapted, and that neither Landlord nor the prospective tenant is under any compulsion to rent, and taking into account all relevant factors; provided, however, that (x) for purposes of determining the Final Renewal Fair Market Rent of the Lower Level Space on Lower Level 2 of the Building and the New Space (as defined in Section 2(1) of the First Amendment) in each case for the Renewal Term, the parties shall consider such Lower Level Space and New Space to be rentable as office space (at the same rates as the other office space comprising the Renewal Premises), and (y) the parties shall assume that the usable area of the Renewal Premises is the Usable Area thereof as set forth in Exhibit 2(A) of the Ninth Amendment.
Section 38.3    For purposes of determining the Final Renewal Fair Market Rent, the following procedure shall apply:
(A)Landlord and Tenant shall each contemporaneously deliver to the other, at Landlord’s office, a notice (each, a “Final Renewal Rent Notice”), on a date mutually agreed upon, but in no event later than two (2) years before the Fixed Expiration Date, with respect to the determination of the Final Renewal Fair Market Rent for the Renewal Premises for the Renewal Term, which Final Renewal Rent Notice shall set forth each of their respective determinations of the Final Renewal Fair Market Rent (Landlord’s determination of the Final Renewal Fair Market Rent is referred to as “Landlord’s Final Renewal Determination” and Tenant’s determination of the Final Renewal Fair Market Rent is referred to as “Tenant’s Final Renewal Determination”).

7(B)-1

(B)If Landlord’s Final Renewal Determination and Tenant’s Final Renewal Determination are not equal and Tenant’s Final Renewal Determination is lower than Landlord’s Final Renewal Determination, then Landlord and Tenant shall attempt to agree upon the Final Renewal Fair Market Rent. If Tenant’s Final Renewal Determination is higher than Landlord’s Final Renewal Determination, then the Final Renewal Fair Market Rent shall be equal to Landlord’s Final Renewal Determination. If Landlord and Tenant mutually agree upon the determination (the “Mutual Final Renewal Determination”) of the Final Renewal Fair Market Rent, then their determination shall be final and binding upon the parties. If Landlord and Tenant are unable to reach a Mutual Final Renewal Determination within thirty (30) days after delivery of both the Landlord’s Final Renewal Determination and Tenant’s Final Renewal Determination to each party (the thirtieth (30th) day after the date that Landlord and Tenant give their respective determinations to each other being referred to in this Exhibit 7(B) as the “Final Renewal Rescission Date”), then Landlord and Tenant shall jointly select an independent real estate appraiser (the “Final Renewal Appraiser”), whose fee shall be borne equally by Landlord and Tenant. The Final Renewal Appraiser shall not be a Person who, during the immediately preceding period of three (3) years, was employed by Landlord or Tenant or any of their respective Affiliates. If Landlord and Tenant are unable to jointly agree on the designation of the Final Renewal Appraiser within ten (10) days after they are requested to do so by either party, then the parties agree to allow the AAA to designate the Final Renewal Appraiser using an Expedited Arbitration Proceeding. The procedure described in this Section 38.3 that the parties institute to determine the Final Renewal Fair Market Rent for the Renewal Premises for the Renewal Term shall terminate if Tenant gives a Rescission Notice to Landlord in accordance with the terms hereof.

(C)The Final Renewal Appraiser shall conduct such hearings and investigations as he or she deems appropriate and shall, within thirty (30) days after the date of designation of the Final Renewal Appraiser, choose either Landlord’s Final Renewal Determination or Tenant’s Final Renewal Determination as the better estimate of Final Renewal Fair Market Rent, and such choice by the Final Renewal Appraiser shall be conclusive and binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Exhibit 7(B). The Final Renewal Appraiser appointed pursuant to this Exhibit 7(B) shall be an independent real estate appraiser with at least ten (10) years of experience in leasing of properties which are similar in character to the Building. The Final Renewal Appraiser shall not have the power to add to, modify or change any of the provisions of this Lease.

(D)It is expressly understood that any determination of the Final Renewal Fair Market Rent pursuant to this Exhibit 7(B) shall be based on the criteria stated in Section 38.2 hereof.

(E)After a determination has been made of the Final Renewal Fair Market Rent, the parties shall execute and deliver to each other an instrument setting forth the Fixed Rent for the Renewal Term.

7(B)-2

(F)If the final determination of the Final Renewal Fair Market Rent is not made on or before the Fixed Expiration Date in accordance with the provisions of this Exhibit 7(B), then, pending such final determination, the Final Renewal Fair Market Rent shall be deemed to be an amount equal to the average of Landlord’s Final Renewal Determination and Tenant’s Final Renewal Determination. If, based upon the final determination hereunder of the Final Renewal Fair Market Rent, the payments made by Tenant on account of the Fixed Rent for the period prior to the final determination of the Final Renewal Fair Market Rent were less than the Fixed Rent payable for such period, then Tenant, not later than the tenth (10th) day after Landlord’s demand therefor, shall pay to Landlord the amount of such deficiency, together with interest thereon at the Base Rate. If, based upon the final determination of the Final Renewal Fair Market Rent, the payments made by Tenant on account of the Fixed Rent for the period prior to the final determination of the Final Renewal Fair Market Rent were more than the Fixed Rent due hereunder for such period, then Landlord, not later than the tenth (10th) day after Tenant’s demand therefor, shall pay such excess to Tenant, together with interest thereon at the Base Rate.
7(B)-3

Exhibit 8(B)
General Competitors

[***]

8(B)-1

Exhibit 8(C)
Primary Competitors

[***]

Exhibit 14

Exhibit 14
Memorandum

MEMORANDUM OF AMENDMENT OF LEASE

731 OFFICE ONE LLC,

Landlord,

-and-

BLOOMBERG L.P.,
Tenant.

Dated as of ____________, 2024

Street
Address:    731 Lexington Avenue
    New York, New York 10022
County:    New York
Section:    5
Block:    1313
Lots:    1002 & 1003

Record and Return to:

WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue
New York, New York 10019
Attention: Daniel Backer, Esq.
Exhibit 14

Memorandum of Amendment of Lease
Pursuant to Section 291-cc of
The New York Real Property Law

Exhibit 14

Reference to the Original Lease:
The Ninth Amendment of Lease described herein (the "Ninth Amendment") amends the Agreement of Lease, dated as of April 30, 2001, between Seven Thirty One Limited Partnership, Landlord’s predecessor-in-interest, as landlord, and Tenant, as tenant (the "Original Lease"), as amended by a First Amendment of Lease, dated April 19, 2002, between Seven Thirty One Limited Partnership and Tenant (the "First Amendment"), a Second Amendment of Lease, dated as of January 12, 2016, between Landlord and Tenant (the "Second Amendment"), a Third Amendment of Lease, dated as of April 20, 2016, between Landlord and Tenant, a Fourth Amendment of Lease, dated as of June 28, 2019, between Landlord and Tenant (the “Fourth Amendment”), a Fifth Amendment of Lease, dated as of December 17, 2021, between Landlord and Tenant, a Sixth Amendment of Lease, dated as of March 29, 2022, between Landlord and Tenant, a Seventh Amendment of Lease, dated as of July 19, 2022, between Landlord and Tenant, an Eighth Amendment of Lease, dated as of June __, 2023, between Landlord and Tenant, and various letter agreements (the "Original Lease"; the Original Lease, as so amended, the “Lease”). A Memorandum of Lease for the Original Lease was recorded on May 14, 2001 in the Office of the Register of The City of New York (New York County) (the "City Register's Office") in Reel 3287, Page 1622. A Memorandum of Amendment of Lease for the First Amendment was recorded on May 29, 2002 in the City Register's Office in Reel 3527, Page 269. A Memorandum of Amendment of Lease for the Second Amendment was recorded on March 16, 2016 in the City Register's Office in CRFN #2016000092484. A Memorandum of Amendment of Lease for the Fourth Amendment was recorded on July 8, 2019 in the City Register’s Office in CRFN #2019000213808.

Date of Execution of the Ninth Amendment:	As of ___________, 2024.
Exhibit 14

Name and Address of Landlord:	731 OFFICE ONE LLC c/o Vornado Office Management LLC 888 Seventh Avenue New York, New York 10019 Attn.: Glen Weiss, Executive Vice President, Co-Head of Real Estate
Name and Address of Tenant:	BLOOMBERG L.P. 731 Lexington Avenue New York, New York 10022 Attn: Peter M. Smith, Director of Global Real Estate
Nature of the Ninth Amendment:	The Ninth Amendment, among other matters, extends the term of the Lease to February 8, 2040. Tenant’s renewal rights set forth in the Lease, as amended by the Ninth Amendment, remain in effect.
Description of the Premises demised by the Lease:
The entire third (3rd), fourth (4th), fifth (5th), sixth (6th), seventh (7th), eighth (8th), ninth (9th), tenth (10th), fourteenth (14th), fifteenth (15th), sixteenth (16th), seventeenth (17th), eighteenth (18th), nineteenth (19th), twentieth (20th), twenty-first (21st), twenty-second (22nd), twenty-third (23rd), twenty-fourth (24th), twenty-fifth (25th), twenty-sixth (26th), twenty-seventh (27th) and twenty-eighth (28th) floors of the Lexington Avenue Building; the entire third (3rd), fourth (4th), fifth (5th), sixth (6th), and seventh (7th) floors of the Third Avenue Building; the entire Bridge Building; a portion of the twenty-ninth (29th) floor of the Lexington Avenue Building; and portions of Lower Level 2 and Lower Level 3 of the Lexington Avenue Building. The Premises are in Office Unit 1 and Office Unit 2 of Beacon Court Condominium located at 731 Lexington Avenue, New York, New York, which are more particularly described on Schedule "A" attached hereto.

Exhibit 14

Option Space: Memorandum of Amendment of Lease:
As more particularly set forth in the Second Amendment, Landlord is prohibited from leasing certain space on the twenty-ninth (29th) floor of the Lexington Avenue Building without first offering such space to Tenant on the terms set forth in the Second Amendment.

This instrument, executed in connection with the Ninth Amendment, is intended to be and is entered into as a memorandum thereof solely for the purpose of recordation and the giving of notice of the tenancy created by the Lease and of the rights and obligations of Landlord and Tenant thereunder and shall not, in any event, be construed to change, vary, modify or interpret the Lease or any of the terms, covenants or conditions thereof, or any part thereof, which are set forth, described or summarized herein and reference is hereby made to the Lease for any and all purposes. All capitalized terms used in this Memorandum of Amendment of Lease shall have, unless otherwise defined herein, the meanings ascribed to them in the Lease.

Exhibit 14

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed and delivered this Memorandum of Amendment of Lease as of the date first above written.

731 OFFICE ONE LLC,

                By:      Vornado Management Corp., as managing agent

                By:      ______________________________
                        Thomas J. Sanelli
                        Executive Vice President - Finance

BLOOMBERG L.P.,
By:    Bloomberg Inc., general partner

By:        __________________________
    Name:
Title:

Exhibit 14

STATE OF    )
    )    ss:
COUNTY OF            )
On the _____ day of _______, 2024, before me, the undersigned, a Notary Public in and for said State, personally appeared __________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and who acknowledged to me that such individual executed such instrument in such individual’s capacity, and that by such individual’s signature on such instrument, such individual, or the person upon behalf of which such individual acted, executed the instrument.

Notary Public
STATE OF    )
    )    ss:
COUNTY OF            )
On the ____ day of _______, 2024, before me, the undersigned, a Notary Public in and for said State, personally appeared __________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and who acknowledged to me that such individual executed such instrument in such individual’s capacity, and that by such individual’s signature on such instrument, such individual, or the person upon behalf of which such individual acted, executed the instrument.

Notary Public

Exhibit 14

Exhibit 14

SCHEDULE "A"
LEGAL DESCRIPTION
(Office Unit 1)

The Condominium Unit (the “Unit”) in the premises known as Beacon Court Condominium and by the street number 151 East 58th Street, Borough of Manhattan, City, County and State of New York, said Unit being designated and described as “Office Unit 1” in the declaration (the “Declaration”) establishing a plan for condominium ownership of said premises under Article 9-B of the Real Property Law of the State of New York (the “Condominium Act”), dated December 4, 2003, and recorded in the New York County Office of the Register of The City of New York (the “City Register's Office”) on February 3, 2004, in CRFN No. 2004000064392, as amended by the Amended and Restated Declaration, dated February 8, 2005 and recorded in the City Register’s Office on March 9, 2005 in CRFN No. 2005000139245, and also designated as Tax Lot 1002 in Block 1313 of Section 5 of the Borough of Manhattan on the Tax Map of the Real Property Assessment Department of the City of New York and on the Floor Plans of said building, certified by Peter Claman, Registered Architect, on January 29, 2004, and filed in the Real Property Assessment Department of the City of New York on January 30, 2004 as Condominium Plan No. 1350 also filed in the City Register's Office on February 3, 2004 in CRFN No. 2004000064393. All capitalized terms herein which are not separately defined herein will have the meanings given to those terms in the Declaration or in the by-laws of Beacon Court Condominium (said by-laws, as the same may be amended from time to time, are hereinafter referred to as the “By-Laws”).

TOGETHER with an undivided 49.0559% percentage interest in the General Common Elements (as such term is defined in the Declaration);

TOGETHER with the appurtenances and all the estate and rights in and to the Unit;

TOGETHER with, and subject to, the rights, obligations, easements, restrictions and other provisions set forth in the Declaration and the By-Laws, all of which constitute covenants running with the Land and will bind any person having at any time any interest or estate in (any of) the Unit, as though recited and stipulated at length herein;

The premises within which the Unit is located is more particularly described as:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of East 59th Street and the westerly side of Third Avenue;

RUNNING THENCE southerly along the westerly side of Third Avenue, 200'-10" to the northerly side of East 58th Street;
Exhibit 14

THENCE westerly along the northerly side of East 58th Street, 420' to the easterly side of Lexington Avenue;

THENCE northerly along the easterly side of Lexington Avenue, 200'-10" to the southerly side of East 59th Street;

THENCE easterly along the southerly side of East 59th Street, 420' to the point or place of BEGINNING.

TOGETHER with the benefits and SUBJECT to the burdens of the easements set forth in the deed made by Seven Thirty One Limited Partnership to 59th Street Corporation, dated as of 8/1/2001 and recorded 8/8/2001 in Reel 3339 Page 1100.

Exhibit 14

(Office Unit 2)

The Condominium Unit (the “Unit”) in the premises known as Beacon Court Condominium and by the street number 151 East 58th Street, Borough of Manhattan, City, County and State of New York, said Unit being designated and described as “Office Unit 2” in the declaration (the “Declaration”) establishing a plan for condominium ownership of said premises under Article 9-B of the Real Property Law of the State of New York (the “Condominium Act”), dated December 4, 2003, and recorded in the New York County Office of the Register of The City of New York (the "City Register's Office") on February 3, 2004, in CRFN No. 2004000064392, as amended by the Amended and Restated Declaration, dated February 8, 2005 and recorded in the City Register’s Office on March 9, 2005 in CRFN No. 2005000139245, and also designated as Tax Lot 1003 in Block 1313 of Section 5 of the Borough of Manhattan on the Tax Map of the Real Property Assessment Department of the City of New York and on the Floor Plans of said building, certified by Peter Claman, Registered Architect, on January 29, 2004, and filed in the Real Property Assessment Department of the City of New York on January 30, 2004 as Condominium Plan No. 1350 also filed in the City Register's Office on February 3, 2004 in CRFN No. 2004000064393. All capitalized terms herein which are not separately defined herein will have the meanings given to those terms in the Declaration or in the by-laws of Beacon Court Condominium (said by-laws, as the same may be amended from time to time, are hereinafter referred to as the “By-Laws”).

TOGETHER with an undivided 14.0095% percentage interest in the General Common Elements (as such term is defined in the Declaration);

TOGETHER with the appurtenances and all the estate and rights in and to the Unit;

TOGETHER with, and subject to, the rights, obligations, easements, restrictions and other provisions set forth in the Declaration and the By-Laws, all of which constitute covenants running with the Land and will bind any person having at any time any interest or estate in (any of) the Unit, as though recited and stipulated at length herein;

The premises within which the Unit is located is more particularly described as:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of East 59th Street and the westerly side of Third Avenue;

RUNNING THENCE southerly along the westerly side of Third Avenue, 200'-10" to the northerly side of East 58th Street;

Exhibit 14

THENCE westerly along the northerly side of East 58th Street, 420' to the easterly side of Lexington Avenue;

THENCE northerly along the easterly side of Lexington Avenue, 200'-10" to the southerly side of East 59th Street;

THENCE easterly along the southerly side of East 59th Street, 420' to the point or place of BEGINNING.

TOGETHER with the benefits and SUBJECT to the burdens of the easements set forth in the deed made by Seven Thirty One Limited Partnership to 59th Street Corporation, dated as of 8/1/2001 and recorded 8/8/2001 in Reel 3339 Page 1100.
Exhibit 14